Exhibit 99.1

U.S. Energy Corp. Announces Closing of Transformative Acquisitions

HOUSTON, TX – January 10, 2022 — U.S. Energy Corp. (NASDAQCM: USEG) (“U.S. Energy” or the “Company”) today announced the successful closing, on January 5, 2022, of the previously announced transactions to purchase certain oil and gas assets (the “Acquired Assets”) from Lubbock Energy Partners LLC, Synergy Offshore LLC, and certain entities controlled by Sage Road Capital, LLC (collectively, the “Sellers” and the “Transactions”). The Acquired Assets represent an operated portfolio of low decline, oil weighted assets across the Rockies, West Texas, Eagle Ford, and Mid-Continent. The acquisitions create a diversified, low leverage, free cash flow generating U.S. independent oil and natural gas company focused on continued consolidation.

U.S. Energy issued an aggregate of 19,905,736 shares of common stock (representing 81.0% of the Company’s post-transaction outstanding common stock), paid $1.25 million of cash, and assumed $3.5 million of indebtedness from the Sellers as part of the Transactions, equating to total consideration of $72.4 million. The issuance of the shares of common stock in connection with the Transactions was approved by the shareholders of the Company at the special meeting of shareholders held on January 4, 2022.

John Weinzierl, Chairman of U.S. Energy, said, “The successful completion of the Transactions creates a Company well positioned to be a primary platform for industry consolidation. Going forward, U.S. Energy is expected to experience a lower cost of capital, a strengthened balance sheet, and enhanced ESG capabilities, all while continuing to grow our consolidation model. We believe that this combination puts the Company on the path of sustainable free cash flow and capital returns, and I look forward to working with our Board, senior management, and talented team members as we execute our plan going forward to maximize value for all U.S. Energy shareholders.”

Ryan Smith, Chief Executive Officer of U.S. Energy, said, “We appreciate the strong approval of U.S. Energy’s shareholders, which we view as confirmation of the strategic advantages of the Transactions. The Transactions will drive immediate significant cash flow and create a diversified platform with scale to continue consolidating assets in the current market environment. As we begin 2022, we have made great strides in building a diversified, low leverage platform and remain committed to providing strong capital returns for all shareholders.”

Combined Company Overview:

●	Positions U.S. Energy to be a low-cost consolidator through increased scale, a strong balance sheet, improved access to lower cost capital, a proven management team, and a bolstered Board.

●	October 1, 2021 estimated internal Proved Developed Producing (“PDP”) PV-10 reserves of $132.6 million at strip pricing as of January 6, 2022.

●	October 1, 2021 estimated internal PDP reserves of 6,305 Mboe (80% oil).

●	Company expected to immediately generate meaningful free cash flow.

●	Strong liquidity position of approximately $15.0 million and zero net debt.

U.S. Energy Senior Leadership and Board of Directors

As previously announced, Company management will be led by Ryan Smith who will continue to serve as Chief Executive Officer and as a member of the Board of Directors. John Weinzierl will serve as Chairman of the Board of Directors. As part of the transaction, the U.S. Energy Board of Directors increased from five to seven members, including Mr. Weinzierl as Chairman, Mr. Duane King, and Mr. Joshua Batchelor, and four legacy Directors from U.S. Energy, including Mr. Smith.

New Revolving Credit Facility

Concurrent with the closing of the Transactions, the Company entered into a new four-year $100 million senior secured credit facility with an initial borrowing base of $15.0 million (the “New Credit Facility”). The Company will initially have $3.5 million outstanding on the New Credit Facility, representing the assumed indebtedness from the Transactions. The New Credit Facility’s opening effective interest rate is expected to be 3.75% per annum. Further details on the New Credit Facility and the Transactions can be found in the Company’s Current Report on Form 8-K which the Company filed today with the Securities and Exchange Commission.

2022 Guidance

The Company plans to release its 2022 guidance forecast in the first quarter of 2022.

About U.S. Energy Corp.

We are a growth focused energy company engaged in operating a portfolio of mature, low decline assets that is expected to allow us to execute on a peer-leading capital returns program to shareholders. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks associated with the integration of the Acquired Assets; the Company’s ability to recognize the expected benefits of the acquisitions and the risk that the expected benefits and synergies of the acquisition may not be fully achieved in a timely manner, or at all; the amount of the costs, fees, expenses and charges related to the acquisitions; the Company’s ability to comply with the terms of its senior credit facilities; potential adverse reactions or changes to business relationships resulting from the announcement of the purchase and sale agreements; the ability of the Company to retain and hire key personnel; uncertainty as to the long-term value of the common stock of the Company following the closing of the purchase and sale agreements; the business, economic and political conditions in the markets in which the Company operates; fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities; competition; operating risks; acquisition risks; liquidity and capital requirements; the effects of governmental regulation; adverse changes in the market for the Company’s oil and natural gas production; dependence upon third-party vendors; risks associated with COVID-19, the global efforts to stop the spread of COVID-19, potential downturns in the U.S. and global economies due to COVID-19 and the efforts to stop the spread of the virus, and COVID-19 in general; the lack of capital available on acceptable terms to finance the Company’s continued growth; and other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and the definitive proxy statement relating to the Transactions as filed with the SEC on November 9, 2021. These reports and filings are available at www.sec.gov.

The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of any Sale Agreement Parties are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on U.S. Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. U.S. Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, U.S. Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by U.S. Energy. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Reserve Information

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact the Company’s strategy and change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered and/or as disclosed herein.

The reserves and PV-10 estimates discussed herein are based on an internal reserves report prepared on October 1, 2021, with estimated valuation information based on “Strip Pricing” (commodity prices based on NYMEX, Henry Hub and WTI futures prices) as of January 6, 2022. We believe that the use of Strip Pricing provides useful information about our reserves, as the forward prices are based on the market’s forward-looking expectations of oil and natural gas prices as of a certain date. Strip prices are not necessarily a projection of future oil and natural gas prices or the values we may receive for the sale of oil and gas. PV-10 is also not a substitute for the Standardized Measure of discounted future net cash flows. Neither PV-10 nor the Standardized Measure purport to represent the fair value of our oil and natural gas reserves.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Executive Officer

(303) 993-3200

www.usnrg.com